ITEX CORPORATION ACQUIRES TRADE EXCHANGE OF CLEVELAND-BASED ATX
THE BARTER COMPANY

Business Membership to be managed by Cleveland corporate office

Bellevue, WA - January 28, 2008 - ITEX Corporation (OTCBB: ITEX), The Membership Trading CommunitySM, a leading marketplace for cashless business transactions in North America, has entered into an agreement to acquire the trade exchange previously operated by 26-year industry leader Tom McDowell, President of ATX The Barter Company (“ATX”) of Cleveland, Ohio. The all cash transaction will close February 1st with the 400 member client list and assets transferred to ITEX’s existing corporate office located just outside Cleveland.

ATX was founded by McDowell who is also the founder, three-term President and the Executive Director of the National Association of Trade Exchanges (NATE). With the acquisition of ATX, following the 2007 acquisition of Intagio, ITEX will be the dominant trading community in the Cleveland area market. The combined membership base brings the local member count to more than 700. These local members are able to trade with 24,000 other ITEX business members throughout the United States and Canada.

“This transaction hits the sweet spot for us, as there is minimal integration and overhead to deal with,” said ITEX Chairman and CEO Steven White. “We will add one local customer service representative to our existing staff to manage the increased member base. Adding a regional exchange of this size and operating it through our local office will be immediately accretive to revenue and cash flow.”

Tom McDowell, President of ATX explained, “Selling something you’ve built for 26 years is never easy. However, knowing Steve and the way he takes care of his people and his customers has really helped to make this decision easier for me. I got to know Steve about 10 years ago when he was President of NATE, and believe the barter industry is better and stronger today because of him. I am confident that my clients will be well taken care of by Steve White and his staff.”

ITEX will utilize existing cash to fund the purchase. Financial details were not disclosed. The acquired assets include the following:

•	400+ member accounts

•	Accounts receivable

•	Contracts between ATX and specified clients, including the client relationships

•	Historical transactional data and associated accounts

•	www.atx-barter.com website

About ITEX

ITEX, The Membership Trading CommunitySM, is a thriving community of member businesses buying and selling more than $250 million a year in ITEX dollar transactions. Member businesses increase sales through an exclusive distribution channel managed by franchisees, licensees and corporate-owned locations, by utilizing ITEX dollars to exchange goods and services. ITEX is powered by ITEX Payment Systems, the leading payment technology platform for processing cashless business transactions. ITEX is headquartered in Bellevue, Washington.

About ATX The Barter Company

For over 20 years, the name ATX The Barter Company has been synonymous with quality bartering practices. In that time, ATX has processed over 100 million dollars in trade transactions. Through the leadership of a quality management team and a range of strategic trade alliances, ATX was built on the premise that customer service would always be the number one priority and ATX would be a leader in the barter industry.

About NATE

The National Association of Trade Exchanges (“NATE”) was formed on 1984 to help foster sound business and ethical practices within the barter industry. Tom McDowell has served three terms as the elected President of NATE, nine years on the Board of Directors and has been the appointed Executive Director since 1995. ITEX CEO, Steven White is a past President and Director of NATE, founder of the Technology Committee and co-founder of the Barter Associations National Currency (BANC).

Contact:
Alan Zimmelman
ITEX Corporation
425.463.4017
alan@itex.com

This press release contains forward-looking statements that involve risks and uncertainties concerning our expected performance (as described without limitation in the quotations from current management in this release) and comments within the safe harbor provisions established under The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from the results predicted and reported results should not be considered as an indication of our future performance. We believe that these potential risks and uncertainties include, without limitation: the continuing development of successful marketing strategies for our concepts; our ability to increase revenues and sustain profitability; the availability of adequate working capital; our dependence both on key personnel and our franchise network; and the effect of changes in the overall economy and in technology. Statements in this release should be evaluated in light of these factors. These risk factors and other important factors that could affect our business and financial results are discussed in our periodic reports and filings with the Securities and Exchange Commission, including our Forms 10-KSB and Forms 10-QSB, which are available at www.sec.gov., including under the caption, “Management's Discussion and Analysis of Financial Condition and Results of Operations.” All information set forth in this release is as of January 28, 2008, and ITEX undertakes no duty to update this information.

For more information, please visit www.itex.com